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Exhibit 11.1


                             C BREWER HOMES, INC.

            STATEMENT REGARDING COMPUTATION OF LOSS PER COMMON SHARE
                (IN THOUSANDS, EXCEPT FOR LOSS PER COMMON SHARE)


                                                          Quarters Ended
                                                  -----------------------------
                                                  June 30, 1997   June 30, 1996
                                                  -------------   -------------
CLASS A COMMON STOCK

  Share issues and outstanding . . . . . . . .         3,392           2,700

CLASS B COMMON STOCK

  Share issued and outstanding . . . . . . . .         4,944           5,636
  Treasury stock purchased in July, 1995 . . .            (4)             (4)
                                                      ------          ------
Weighted average number of common shares
outstanding. . . . . . . . . . . . . . . . . .         8,332           8,332
                                                      ------          ------
                                                      ------          ------
Net loss . . . . . . . . . . . . . . . . . . .        $ (240)         $ (265)
                                                      ------          ------
                                                      ------          ------
Loss per common share. . . . . . . . . . . . .        $(0.03)         $(0.03)
                                                      ------          ------
                                                      ------          ------